Exhibit 10.201

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this "Agreement") is hereby made as of December 3, 2014 by and among Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company (the "Company"), BR Waterford JV Member, LLC, a Delaware limited liability company ("Bluerock"), and BR Waterford JV Minority Member, LLC a Delaware limited liability company ("BR Newco"), and Bell HNW Nashville Portfolio, LLC, a North Carolina limited liability company ("Bell" and, together with Bluerock and BR Newco, the "Members").

WITNESSETH

WHEREAS, Bluerock and Bell are parties to that certain Limited Liability Company/Joint Venture Agreement of the Company, dated as of March 29, 2012, as amended by the First Amendment to Limited Liability Company/Joint Venture Agreement of the Company dated as of April 2, 2014 (as amended, the "Operating Agreement");

WHEREAS, effective as of December 3, 2014, Bluerock assigned a 0.1% Interest in the Company to BR Newco as a contribution to the capital of BR Newco as permitted by Section 12.2(b)(ii) of the Operating Agreement, and BR Newco has been admitted as a Member of the Company;

WHEREAS, the Company owns the real property known as Bell Hendersonville located at 101 Spade Leaf Blvd., Hendersonville, TN, as described on Exhibit A attached hereto (the "Property");

WHEREAS, the Company desires to redeem one hundred percent (100%) of Bell's Interest in the Company (the "Redeemed Interest"), in exchange for the transfer of a direct fee ownership interest in the Property to the Bell SPE (as defined below), which is wholly owned by Bell, and in connection with such redemption Bell will cease to be a member of the Company (the "Redemption");

WHEREAS, the Members have approved the Redemption of the Redeemed Interest by the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (collectively, the "Parties") agree as follows:

1.	Redemption of Redeemed Interest. Upon the terms and subject to the conditions of this Agreement, effective as of the Effective Date, as defined below:

a.	Bell hereby assigns, grants, sells, conveys, transfers and sets over all of the Redeemed Interest, to the Company, together with all rights, title, benefits and interest of Bell in and to the Redeemed Interest effective as of November ___, 2014 (the "Effective Date"), all in accordance with the provisions set forth in this Agreement; and

b.	The Company hereby accepts such assignment, transfer, and conveyance of the Redeemed Interest and assumes those liabilities, obligations and responsibilities, if any, attributable to the Redeemed Interest that shall arise upon or after the Effective Date. The foregoing notwithstanding, the Company and the Members acknowledge and agree that to the extent that the Company hereafter receives any income or incurs any expenses that relate to periods prior to the Effective Date, that all such income and expenses shall continue to be allocated and remitted to, and/or paid by, Bluerock and Bell on the basis of their previously held percentage interests in the Company.

c.	As consideration for the assignment, transfer, and conveyance of the Redeemed Interest by Bell to the Company, the Company shall grant, transfer and convey to Bell HNW Waterford, LLC, a Delaware limited liability company and wholly owned subsidiary of Bell (the "Bell SPE"), as of the Effective Date, an undivided forty percent (40%) interest as a tenant-in-common in the Property (the "TIC Interest"), pursuant to a deed, in the form attached hereto as Exhibit B, various other applicable conveyance documents and as set forth in more detail in that certain Tenants in Common Agreement, dated as of even date herewith, and attached hereto as Exhibit C (the "TIC Agreement"); provided , however, that the TIC Interest shall remain subject to any mortgages, deeds of trust, liens, loans or other encumbrances that encumber the Property, including but not limited to those liens created in connection with that certain loan evidenced by that certain Multifamily Note dated April 4, 2012 in the original amount of $20,100,000.00 issued by the Company to CWCapital LLC and currently held by Fannie Mae (the "Existing Loan"), which Existing Loan will be assumed, on a joint and several basis by Bell SPE concurrent with the transfer of the TIC Interest to Bell SPE. The Parties acknowledge that, to the extent required, the consent of the holder of the Existing Loan to the Redemption and the transfer of the TIC Interest has been obtained by the Company. The aforesaid conveyance shall be deemed full satisfaction and full consideration for the Redeemed Interest.

2.	Release and Indemnification.

a.	For value received, Bell, for itself and for each and all of its Successors-in- Interest (as defined in Section 2(e) below), forever releases the Company and each of the other Members, and relinquishes any right, title or interest in and to the Company, any limited liability company interest, membership interest, percentage interest or other interest or right in respect of the Company, any right to any capital account, return of capital or other capital or investment with respect to the Company, any distributions of cash or property of whatsoever nature from the Company or otherwise related thereto, other property rights, and/or any other income, revenue, benefit or privilege of whatsoever nature from the Company or otherwise relating thereto; provided , however, the Company shall not be released from any obligations or liabilities to Bell or its affiliates (i) pursuant to the certificate of formation of the Company or the Operating

b.	Agreement solely limited to the indemnification of a manager or member of the Company as to matters arising out of the Company's acts or omissions occurring prior to the Effective Date, (ii) pursuant to the TIC Agreement, the Deed and the other conveyance documents executed in connection with the transfer of the TIC Interest, or (iii) as provided under this Agreement.

c.	For value received, to the fullest extent permitted by law, the Company, for itself and for each and all of its Successors-in-Interest, hereby and forever releases and discharges Bell and agrees to indemnify and hold harmless Bell and each and all of its Successors-in-Interest from any and all claims, demands, liens, causes of action, suits, obligations, controversies, debts, costs, expenses, damages, judgments and orders of whatever kind or nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, which have existed, presently exist or may exist, relating to the Company or its activities, assets, liabilities, or any obligations that Bell may have to the Company or the other Members under the terms of the Operating Agreement; provided , however, Bell shall not be released or indemnified from any and all claims, demands, liens, causes of action, suits, obligations, controversies, debts, costs, expenses, damages, judgments and orders of whatever kind or nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, that result from third party claims arising prior to the Effective Date (including, without limitation, any taxes due and owing to any taxing authority), which shall be governed and controlled exclusively by the Operating Agreement.

d.	Subject to the provisions of this Section 2, from and after the Effective Date, to the fullest extent permitted by law, Bell shall defend, indemnify, protect, and hold harmless, the Company and each of the other Members and their respective Successors-in-Interest, against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs or deficiencies, including without limitation, interest, penalties, and attorneys' fees and costs, including the cost of seeking to enforce this indemnity to the extent such enforcement is successful, caused by or resulting or arising from, or otherwise with respect to, (i) any failure to perform or comply in any material respect with Bell's covenants or obligations contained in this Agreement, or (ii) a breach of any of the representations or warranties of Bell contained in this Agreement, excluding any liabilities to the extent caused by the gross negligence or willful misconduct of the Company.

e.	Subject to the provisions of this Section 2 (including without limitation Section 2(c)), to the fullest extent permitted by law, from and after the Effective Date, the Company shall defend, indemnify, protect, and hold harmless Bell and each and all of its Successors-in-Interest against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs or deficiencies, including without limitation, interest, penalties, and attorneys' fees and costs, including the cost of seeking to enforce this indemnity to the extent such enforcement is successful, caused by or resulting or arising from, or otherwise with respect to, (i) any failure to perform or comply in any material respect with the Company's covenants or obligations contained in this Agreement, or (ii) a breach of any of the representations or warranties of the Company contained in this Agreement, excluding any liabilities to the extent caused by the gross negligence or willful misconduct of Bell.

f.	For purposes of this Agreement, the term "Successors-in-Interest" shall mean, with respect to a person, such person's present, past and future successors, assigns, affiliates, licensees, transferees, principals, agents, members, partners, associates, employees, representatives, attorneys, insurers, beneficiaries, legal representatives, decedents, dependents, heirs, executors or administrators.

3.	Acknowledgment; New Manager; Amendment of Company Name.

a.	By its execution hereof, Bell confirms that it has, as of the Effective Date, resigned its position as a Manager of the Company. The other Members and the Company accept and acknowledge the cessation of Bell as a Member and the Manager of the Company as of the Effective Date.

b.	The other Members and the Company hereby appoint Bluerock as the Manager of the Company effective immediately after the Effective Date for all purposes under the Operating Agreement.

c.	The other Members and the Company covenant and agree that immediately following the Effective Date, (i) the name of the Company shall be amended and all corporate filings shall be filed with the appropriate governmental authorities to eliminate any reference to "Bell" or any derivation thereof, and (ii) the Operating Agreement shall be amended to reflect that Bell is no longer a member of the Company.

4.	Tax Matters.

a.	The distributive share of the Company's income, gain, loss, and deduction with respect to the Redeemed Interest for the taxable year of the Company that includes the Effective Date shall be determined based upon an interim closing of the Company's books as of the close of business on the Effective Date.

b.	Except as otherwise prohibited by applicable law, the Parties shall each file all required federal, state and local income tax returns and related returns and reports in a manner consistent with the foregoing provisions of this Section 4. In the event a party does not comply with the preceding sentence, the non- complying party, to the fullest extent permitted by law, shall indemnify and hold the other parties and each and all of their Successors-in-Interest wholly and completely harmless from all cost, liability and damage that such other parties may incur (including, without limitation, incremental tax liabilities, legal fees, accounting fees and other expenses) to the extent that such costs, liabilities and damages exceed the amount of the same that such other parties would have incurred pursuant to the terms of the Operating Agreement as a consequence of such failure to comply.

c.	The Parties shall cooperate to make all necessary reports and file all necessary tax returns, in connection with the Redemption substantially in accordance with the agreements relating to tax matters attached hereto as Exhibit D.

5.	Property Management

In connection with the transfer of the TIC Interest, Bell SPE has assumed, on a joint and several basis with the Company, the rights and obligations of the owner of the Property under the existing Property Management Agreement with Bell Partners, Inc. dated as of April 4, 2012. Bell SPE and the Company agree to execute any reasonably necessary amendments to the Property Management Agreement as may be requested by any of the parties thereto, to reflect the transfer of the TIC Interest and the assumption of the Property Management Agreement by Bell SPE.

6.	Representations and Warranties.

a.	Bell hereby represents and warrants to the Company as follows: (a) Bell is the sole owner of the Redeemed Interest; (b) the Redeemed Interest is free and clear of any and all liens, claims and encumbrances of any nature, (c) Bell has full power and authority to transfer said Redeemed Interest and to perform its obligations under this Agreement and (d) this Agreement has been duly executed and delivered by and constitutes the valid and binding obligation of Bell, enforceable against Bell in accordance with its terms. Notwithstanding the provisions of this Section 6(a), Bell makes no representation or warranty to the Company or any other person relating to the Company's right to cause the transfer of the TIC Interest in redemption of the Redeemed Interest without the prior consent of any lender holding a security interest in the Property (including the holder of the Existing Loan) or the other Members' limited liability company interests.

b.	The Company represents and warrants to Bell that the Company has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is not required to obtain any consent that has not been obtained from any person or entity in connection with the execution and delivery of this Agreement, the consummation or performance of any of the transactions contemplated hereby, or the purchase of the Redeemed Interest.

7.          Consents and Waivers. Each Party hereto hereby (a) consents in all capacities to and approves (i) the transfer of the Redeemed Interest described herein and the cessation of Bell as a member and Manager of the Company, and (ii) each other action effected pursuant to this Agreement, and (b) waives in all capacities any and all rights such party may have as a result of such actions (i) to receive notice of assignment and transfer of the Redeemed Interests or any other action effected pursuant to this Agreement, (ii) to purchase the Redeemed Interests, (iii) to exercise any right of first refusal or other purchase right or option or buy-sell provision arising under or with respect to the Operating Agreement, or (iv) to claim that any action effected pursuant to this Agreement does not comply with the provisions of the Operating Agreement.

8.          Survival of Representations. The representations and warranties described in Section 6 shall survive for the two (2) year period following the Effective Date. All other warranties, representations, covenants and agreements shall survive for the period indicated, or if none, indefinitely.

9.          Costs and Expenses. The Company and the other Members shall pay, and to the fullest extent permitted by law, shall indemnify and hold Bell and each and all of its Successors-in-Interest harmless against, all reasonable out-of-pocket costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees, any transfer review and/or assumption fees charged by the Existing Lender, real estate transfer taxes, recording fees, title insurance premiums or similar charges, costs or expenses relating to the transfer of the TIC Interest to Bell, and such other costs or expenses that are required to be paid by the Company or Bell as a result of the transfer of the TIC Interest and the transactions described in this Agreement. The foregoing is only intended to include costs and expenses in excess of the costs and expenses which reasonably would have been incurred by Bell had this Agreement not been entered into. To the extent that any such costs and expenses are not reimbursed by the Company as part of the transfer of the TIC Interest, such costs and expenses shall be payable after the closing of the transfer of the TIC Interest promptly upon receipt by the Company of a written statement from Bell setting forth in reasonable detail the costs and expenses to be paid pursuant to this Section 9. Subject to the foregoing, each party shall pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

10.         Notices. Any notices or other communications required or permitted hereunder shall be given in writing by registered or certified mail, postage prepaid, and shall be addressed, in the case of Bell: c/o Bell Partners Inc., 300 N. Greene Street, Suite 1000, Greensboro, NC 27401; and in the case of the Company or any of the other Members: c/o Bluerock Real Estate, L.L.C, 712 Fifth Avenue, 9th Floor, New York, NY 10016. Any notice or other communication so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when received or refused.

11.         Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Successors-in-Interest, assigns, heirs, executors, administrators, members, managers, agents and representatives of the Parties hereto.

12.	Governing Law; Exclusive Venue; Waiver of Jury Trial.

a.	This Agreement and the transactions contemplated herein, and all disputes between the parties arising out of or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles.

b.	The parties hereby agree not to elect a trial by jury of any issue triable of right by jury, and waive any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this agreement or any claim, counterclaim or other action arising in connection herewith. This waiver of right to trial by jury is given knowingly and voluntarily by the parties, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Each party is hereby authorized to file a copy of this section in any proceeding as conclusive evidence of this waiver by each other party, as applicable.

c.	The parties hereby consent to the jurisdiction of any State or Federal court located within the State of Delaware and irrevocably agree that all actions or proceedings arising out of or relating to this agreement shall be litigated in such courts. The parties accept for themselves and in connection with their properties, generally and unconditionally, the jurisdiction of the aforesaid courts and waive any defense of forum non conveniens, and irrevocably agree to be bound by any judgment rendered thereby in connection with this agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to such venue as being an inconvenient forum.

13.         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

14.         Entire Agreement; Amendment. This Agreement contains the entire understanding of the Parties and there are no representations, understandings, or agreements, oral or otherwise, except as stated herein. This Agreement amends the Operating Agreement with respect to the subject matter of this Agreement. References to "this Agreement" shall include all Exhibits attached hereto and made a part hereof. This Agreement may not be amended except in writing by all of the Parties hereto.

15.         Counterparts; Signature Pages. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which taken together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart. Signatures transmitted by facsimile or e-mail, through scanned or electronically transmitted .pdf, .jpg or .tif files, shall have the same effect as the delivery of original signatures and shall be binding upon and enforceable against the Parties hereto as if such facsimile or scanned documents were an original executed counterpart. If the Parties exchange signatures by facsimile or electronic means, then the Parties agree to exchange the original signatures as soon thereafter as is reasonably practical.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Time.

BELL HNW NASHVILLE PORTFOLIO, LLC
a North Carolina limited liability company

By:	Bell Partners Inc.
Its Manager

By:	/s/ Jonathan D. Bell
Name:	Jonathan D. Bell
Title:	President

[Signature Page to Redemption Agreement]

BR WATERFORD JV MEMBER, LLC

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

BR WATERFORD JV MINORITY MEMBER, LLC

By:	Bluerock Residential Holdings, L.P.,
a Delaware limited partnership
Its:	Sole Member

By:	Bluerock Residential Growth REIT, Inc., a Maryland corporation
Its:	General Partner

By:	/s/ Michael L. Konig
Name: Michael L. Konig
Its:	Senior Vice President and Chief Operating Officer

BELL BR WATERFORD CROSSING JV, LLC
By:	BR WATERFORD JV MEMBER, LLC, its Manager

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title:Authorized Signatory

[Signature Page to Redemption Agreement]

EXHIBIT A

LEGAL DESCRIPTION

Beginning at a PK nail (old) in the easterly right of way line of Sanders Ferry Road (right of way varies), 15 feet from the centerline of said road and a common comer of the subject tract and the Corps of Engineering Property, U.S.A.;

Thence with said Corps of Engineering, South 72° 07' 49" West, 223.44 feet to an Army Corp property line marker, being a common corner of the subject tract, said Corps of Engineering and the Central Baptist Church of Hendersonville, as recorded in Deed Book 266, page 837, R.O.S.C.;

Thence with said Church, North 85° 29' 14" West, 698.24 feet to an iron rod (old), being a common corner of the subject tract and said Church;

Thence South 4° 37' 59" West, 147.00 feet to a point, being on a westerly line of said Church and a common corner of the subject tract and said future development of The Grove at Waterford Crossing Phase Two;

Thence, a new line, for the following twelve courses:

1)         North 85° 28' 30" West, 293.77 feet to a point; thence

2)         North 04° 30' 46" East, 95.19 feet to a point; thence

3)         North 85° 29' 14"West, 162.89 feet to a point; thence

4)         Along an arc of a curve to the right with a radius of 34.00 feet, a length of 51.08 feet, a chord bearing of North 42° 26' 59" West, and a chord length of 46.41 feet to a point; thence

5)         Along an arc of a curve to the left with a radius of 3.00 feet, a length of 4.51 feet, a chord bearing of North 42° 26' 59" West and a chord length of 4.09 feet to a point; thence

6)         North 85° 29' 14" West, 31.21 feet to a point; thence

7)         North 4° 53' 27" East, 329.94 feet to an iron rod (new); thence

8)         South 86° 11' 16" East, 317.86 feet to an iron rod (new); thence

9)         North 3° 48' 55" East, 93.86 feet to an iron rod (new); thence

10)       South 86° 12' 40" East, 136.67 feet to an iron rod (new); thence

11)       Along an arc of a curve to the left with a radius of 676.00 feet a length of 592.86 feet a chord bearing of North 83° 20' 48" East, and a chord length of 574.04 feet to an iron rod (new); thence

12)       North 58° 22' 23" East, 65.78 feet to an iron rod (new), being a common corner of the subject tract and said McClung Property, also being on said easterly right of way of Sanders Ferry Road;

Thence with said Easterly right of way of Sanders Ferry Road for the following three courses:

1)          South 30° 39' 53" East, 212.82 feet to a PK nail (old); thence

2)          South 30° 37' 38" East, 217.82 feet to a PK nail (old); thence

3)          South 31° 38' 08" East, 162.00 feet to the point and place of beginning,

Containing 579,275 square feet or 13.298 acres, more or less.

Said description is according to a survey prepared by H and H Land Surveyors, Inc., Michael V. Holmes RLS #213, dated April 8, 2008, Job No. 2006-234.

Being part of the same property conveyed to MACK H. MCCLUNG, by deed from JOHN S. MARTIN AND JAMES G. MARTIN, III, of record in Record Book 2567, page 239, dated August 4, 2006, said Register's Office. And being further conveyed to MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, by Quitclaim Deed from MACK H. MCCLUNG, of record in Record Book 2950, page 468, dated April 18, 2008, said Register's Office. And also being further conveyed to THE GROVE AT WATERFORD CROSSING, LLC, A DELAWARE LIMITED LIABILITY COMPANY, by deed from MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, of record in Record Book 2950, page 470, dated April 18, 2008, said Register's Office. And being further conveyed to BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company, by deed from THE GROVE AT WATERFORD CROSSING, LLC, a Delaware limited liability company, of record in Record Book 3560, page 777, dated April 4, 2012, in said Register's Office, and in Record Book 3560, page 784, dated April 4, 2012, in said Register's Office.

Together with the beneficial rights contained in the Easement Agreement of record in Record Book 3236, page 822, said Register's Office, as amended by an Amendment to Easement Agreement of record in Book 3560, page 766, said Register's Office.

Exhibit B

PROPERTY DEED

Pamela L. Whitaker, Register

Sumner County Tennessee

Rec#: 845363     Instrument #: 1103311

Rec'd:	25.00	Recorded	This Instrument Prepared by:
State:	0.00	12/3/2014 at 2:50 PM	Hirschler Fleischer, PC 2100
Clerk:	0.00	in Record Book	East Cary Street Richmond,
Other:	2.00	4036	VA 23223
Total:	27.00	Pgs 244-248

QUITCLAIM DEED

FROM:	BELL BR WATERFORD.CROSSING JV, LLC, a

Delaware limited liability company

TO:	BELL HNW WATERFORD, LLC,

a Delaware limited liability company

Address New Owner(s)	Send Tax Bills To:	Map/Parcel Numbers
as Follows:
Bell HNW Waterford, LLC	SAME	163E-B-003.0l
c/o Bell Partners, Inc.
300 N. Greene Street
Suite 1000
Greensboro, North Carolina 27401

STATE OF MICHIGAN	)
COUNTY OF OAKLAND	)

The actual consideration for this transfer is $-0-.

/s/ John C. Isboli
Affiant

Sworn to and subscribed before me, this 26 day of November, 2014

/s/ Patricia L. Tkach
Notary Public
My Commission Expires:
Dec. 27, 2014

QUITCLAIM DEED

FOR GOOD AND VALUABLE CONSIDERATION, BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company (herein after called the "Grantor"), by these presents does .. hereby quitclaim and convey unto BELL HNW WATERFORD, LLC, a Delaware limited liability" company (the "Grantee"), and Grantee's respective successors and assigns, a forty percent (40%) tenant- in-common ownership interest in . that certain real property located in Sumner County, Tennessee, described on Exhibit A attached hereto, incorporated herein by reference, together with any improvements thereon (the "Property").

IN WITNESS WHEREOF, Grantor has caused this Quitclaim Deed to be executed by its duly authorized officer, effective as of the 3 day of December, 2014.

GRANTOR:

BELL BR WATERFORD CROSSING JV, LLC,
a Delaware limited liability company

By:	BR Waterford JV Member, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Jordan Ruddy
Jordan Ruddy, Authorized Signatory

STATE OF MICHIGAN	)
COUNTY OF OAKLAND	)
·-

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared Jordan Ruddy, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who, upon oath, acknowledged that he/she is the Authorized Signatory of BR Waterford JV Member, LLC, a Delaware limited liability company, in the limited liability company's capacity as Manager of BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company, the within named bargainor, and that he/she as such Authorized Signatory, being authorized to do, executed the within instrument for the purposes therein contained by signing the name of the company hereto.

Witness my hand and seal, at office in Southfield, Michigan, this 26 day of November.

/s/ Patricia L. Tkach
Notary Public

My Commission Expires:
Dec. 27, 2014

EXHIBIT A

LEGAL DESCRIPTION

Beginning at a PK nail (old) in the easterly right of way line of Sanders Ferry Road (right of way varies), 15 feet from the centerline of said road and a common corner of the subject tract and the Corps of Engineering Property, U.S.A.;

Thence with said Corps of Engineering, South 72° 07' 49" West, 223.44 feet to an Army Corp property line marker, being a common corner of the subject tract, said Corps of Engineering and the Central Baptist Church of Hendersonville, as recorded in Deed Book 266, page 837, R.O.S.C.;

Thence with said Church, North 85° 29' 14" West, 698.24 feet to an iron rod (old), being a common corner of the subject tract and said Church;

Thence South 4° 37' 59" West, 147.00 feet to a point, being on a westerly line of said Church and a common corner of the subject tract and said future development of The Grove at Waterford Crossing Phase Two;

Thence, a new line, for the following twelve courses:

1)          North 85° 28' 30" West, 293.77 feet to a point; thence

2)          North 04° 30' 46" East, 95.19 feet to a point; thence

3)          North 85° 29' 14" West, 162.89 feet to a point; thence

4)          Along an arc of a curve to the right with a radius of 34.00 feet, a length of 51.08 feet, a chord bearing of North 42° 26' 59"West, and a chord length of 46.41 feet to a point; thence

5)          Along an arc of a curve to the left with a radius of 3.00 feet, a length of 4.51 feet, a chord bearing of North 42° 26' 59" West and a chord length of 4.09 feet to a point; thence

6)          North 85° 29' 14" West, 31.21 feet to a point; thence

7)          North 4° 53' 27" East, 329.94 feet to an iron rod (new); thence

8)          South 86° 11' I 6" East, 317.86 feet to an iron rod (new); thence

9)          North 3° 48' 55" East, 93.86 feet to an iron rod (new); thence

10)        South 86° 12' 40" East, 136.67 feet to an iron rod (new); thence

11)        Along an arc of a curve to the left with a radius of 676.00 feet a length of 592.86 feet n chord bearing of North 83° 20' 48" East, and a chord length of 574.04 feet to an iron rod (new); thence

12)        North 58° 22' 23" East, 65.78 feet to an iron rod (new), being a common comer of the subject tract and said McClung Property, also being on said easterly right of way of Sanders Ferry Road;

Thence with said Easterly right of way of Sanders Ferry Road for the following three courses:

1)          South 30° 39' 53" East, 212.82 feet to a PK nail (old); thence

2)          South 30° 37' 38" East, 217.82 feet to a PK nail (old); thence

3)           South 31° 38' 08" East, 162.00 feet to the point and place of beginning,

Containing 579,275 square feet or 13.298 acres, more or less.

Said description is according to a survey prepared by H and H Land Surveyors, Inc., Michael V. Holmes RLS #213, dated April 8, 2008, Job No. 2006-234.

Being part of the same property conveyed to MACK H. MCCLUNG, by deed from JOHN S. MARTIN AND JAMES G. MARTIN, III, of record in Record Book 2567, page 239, dated August 4, 2006, said Register's Office. And being further conveyed to MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, by Quitclaim Deed from MACK H. MCCLUNG, of record in Record Book 2950, page 468, dated April 18, 2008, said Register's Office. And also being further conveyed to THE GROVE AT WATERFORD CROSSING, LLC, A DELAWARE LIMITED LIABILITY COMPANY, by deed from MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, of record in Record Book 2950, page 470, dated April 18, 2008, said Register's Office. And being further conveyed to BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company, by deed from THE GROVE AT WATERFORD CROSSING, LLC, a Delaware limited liability company, of record in Record Book 3560, page 777, dated April 4, 2012, in said Register's Office, and in Record Book 3560, page 784, dated April 4, 2012, in said Register's Office.

Together with the beneficial rights contained in the Easement Agreement of record in Record Book 3236, page 822, said Register's Office, as amended by an Amendment to Easement Agreement of record in Book 3560, page 766, said Register's Office.

ALSO DESCRIBED AS:

Being a tract of land lying in the 5th District of Sumner County, Hendersonville, Tennessee. Bounded on the east by the western Right of Way (ROW) of Sanders Ferry Road; bounded on the south by U.S.A. Army Corps., by a portion of Resubdivision of Hickory Bay Towers and Central Baptist Church Properties as recorded in Plat Book 19, Page 62, Register's Office of Sumner County (ROSC), being Central Baptist Church of Hendersonville, as recorded in Book 520, Page 342, ROSC, and by Mack H. McClung as recorded in Book 2567, Page 239, ROSC; bounded on the west by said McClung and by Mack Corp. as recorded in Book 3198, Page 797, ROSC; and bounded on the north by said Mack Corp. Tract being described as follows:

POINT OF BEGINNING being a set iron rod with cap lying on the southwest corner of the intersection said Sanders Ferry Road and Spadeleaf Boulevard (private road); thence along said western ROW of Sanders Ferry Road with the following: South 30°39'53" East 212.82 feet to a set iron rod with cap; thence South 30°37'38" East 217.82 feet to a set iron rod with cap; thence South 31°38'08" East 161.98 feet to a set iron rod with cap; thence leaving said ROW and along the common line of said U.S.A. Army Corps South 72°07'49" West 208.00 feet to a found Army Corps. boundary marker; thence along the common line of said Central Baptist Church with the following: North 85°29'14" West 698.24 feet to a found ½" iron rod; thence South 04°37'59" West 147.00 feet to a set iron rod with cap; thence along the common line of said McClung with the following: North 85°28'30" West 293.77 feet to a set iron rod with cap; thence North 04°30'46" East 95.19 feet to a set iron rod with cap; thence North 85°29'14" West 162.59 feet to a set iron rod with cap; thence along a curve to the right having a length of 51.08 feet, a radius of 34.00 feet, a central angle of 86°04'44", a tangent of 31.75 feet, and having a chord bearing and distance of North 42°26'59" West 46.41 feet to a set iron rod with cap; thence along a curve to the left having a length of 4.50 feet, a radius of 3.00 feet, a central angle of 85°56'52'', a tangent of 2.80 feet, and having a chord bearing and distance of North 42°26'59" West 4.09 feet to a set iron rod with cap; thence North 85°29'l4" West 31.21feet to a set iron rod with cap; thence along the common line of said McClung and Mack Corp. North 04°53' 27" East 329.94 feet to a set iron rod with cap; thence along the common line of said Mack Corp. with the following: South 86°11' 16" East 317.86 feet to set iron rod with cap; thence North 03°48'55" East 93.86 feet to a set iron rod with cap; thence South 86°12'40" East 136.67 feet to a set iron rod with cap; thence along a curve to the left having a length of 592.86 feet, a radius of 676.00 feet, a central angle of 50°14’56", a tangent of 317.01 feet, and having a chord bearing and distance of North 83°20'48" East 574.04 feet to a set iron rod with cap; thence North 58°22'23" East 65.78 to the point of beginning.

Tract contains 579,263 square feet or 13.29 acres.

Being part of the same property conveyed to MACK H. MCCLUNG, by deed from JOHN S. MARTIN AND JAMES G. MARTIN, III, of record in Record Book 2567, page 239, dated August 4, 2006, said Register's Office. And being further conveyed to MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, by Quitclaim Deed from MACK H. MCCLUNG, of record in Record Book 2950, page 468, dated April 18, 2008, said Register's Office. And also being further conveyed to THE GROVE AT WATERFORD CROSSING, LLC, A DELAWARE LIMITED LIABILITY COMPANY, by deed from MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, of record in Record Book 2950, page 470, dated April 18, 2008, said Register's Office.

And also being further conveyed to BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company, by deed from THE GROVE AT WATERFORD CROSSING, LLC, a Delaware limited liability company, of record in Record Book 3560, page 784, dated April 4, 2012, in said Register's Office.

6215304-5 033882.00182

Exhibit C

TENANTS IN COMMON AGREEMENT

TENANTS IN COMMON AGREEMENT

This TENANTS IN COMMON AGREEMENT ("Agreement") dated December 3, 2014, by and among BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company ("BR"), and BELL HNW WATERFORD, LLC, a Delaware limited liability company ("BELL") (together with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a "Tenant in Common" or collectively as the "Tenants in Common"), with reference to the facts set forth below.

RECITALS

A.            The Tenants in Common own real property and improvements thereon, located at 101 Spade Leaf Blvd., Hendersonville, Tennessee, and more particularly described in Exhibit "A" attached hereto and incorporated herein ("Property"). The notice addresses for the Tenants in Common, and percentage interest held by each Tenant in Common in the Property, are set forth on Exhibit "B" attached hereto and incorporated herein.

B.            The Tenants in Common desire to enter into this Agreement to (a) provide for the orderly administration of their rights and responsibilities as to each other and as to others and (b) delegate authority and responsibility for the intended further operation and management of the Property.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1.            Nature of Relationship Between Co-Tenants.

1.1           Tenants in Common Relationship; No Partnership. The Tenants in Common each shall hold their respective undivided tenancy in common interests in the Property (the "Interests") as tenants-in-common. The Tenants in Common do not intend by this Agreement to create a partnership or joint venture among themselves, but merely to set forth the terms and conditions upon which each of them shall hold their respective Interests. In addition, the Tenants in Common do not intend to create a partnership or joint venture with the Property Manager (as defined below). Therefore, each Tenant in Common hereby elects to be excluded from the provisions ..of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the tenancy in common ownership of the Property. The exclusion elected by the Tenants in Common hereunder shall commence with the execution of this Agreement.

1.2           Reporting as Direct Owners and Not a Partnership. Each Tenant in Common hereby covenants and agrees to report on such Tenant in Common's respective federal and state income tax returns all items of income, deduction and credits that result from its Interests. All such reporting shall be consistent with the exclusion of the Tenants in Common from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year following the execution of this Agreement. Further, each Tenant in Common covenants and agrees not to notify the Commissioner of Internal Revenue that it desires that Subchapter K of Chapter 1 of the Code apply to the Tenants in Common.

1.3           Indemnity. Each Tenant in Common hereby agrees to indemnify, protect, defend and hold the other Tenants in Common free and harmless from all costs, liabilities, tax consequences and expenses (for example, taxes, interest and any penalties), including, without limitation, attorneys' fees and costs, which may result from any Tenant in Common so notifying the Commissioner in violation of this Agreement or otherwise taking a contrary position on any tax return, report or other document.

1.4           No Agency. No Tenant in Common is authorized to act as agent for, to act on behalf of, or to do any act that will bind, any other Tenant in Common, or to incur any obligations with respect to the Property.

2.           Management. The Tenants in Common are currently parties to (or are concurrently herewith becoming parties to) a Property Management Agreement with respect to the Property (as amended, the "Property Management Agreement") with Bell Partners, Inc. a North Carolina corporation (the "Property Manager"). Pursuant to the Property Management Agreement, the Property Manager shall be the sole and exclusive manager of the Property to act on behalf of the Tenants in Common with respect to the management, operation, maintenance and leasing of the Property during the term of the Property Management Agreement. The Property Management Agreement is hereby ratified and reconfirmed by the Tenants in Common, and all of the terms, covenants and conditions of the Property Management Agreement are hereby incorporated herein as if set forth in full herein.

3.           Income and Liabilities. Except as otherwise provided herein and in the Property Management Agreement, each of the Tenants in Common shall be entitled to all benefits and obligations of ownership of the Property. Accordingly, each of the Tenants in Common shall (a) be entitled to all benefits of ownership of the Property, on a gross and not a net basis, including, without limitation, all items of income, revenue and proceeds from sale or refinance or condemnation of the Property, in proportion to their respective Interests, and (b) bear, and shall be liable for, payment of all expenses of ownership of the. Property, on a gross and not a net basis, including by way of illustration, but not limitation, all operating expenses and expenses of sale or refinancing or condemnation, in proportion to their respective Interests; except for such amounts as may be reasonably determined by the Tenants in Common or by the Property Manager (to the extent that the Property Manager has the authority to make such a determination pursuant to the Property Management Agreement) to be retained for reserves or improvements in accordance with the Property Management Agreement or the applicable budget for the Property.

4.           Co-Tenant's Obligations. The Tenants in Common each agree to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Agreement, including, without limitation:

4.1           Documents. Executing documents required in connection with a sale or refinancing of the Property approved by the Tenants in Common in accordance with Section 5 below and such additional documents as may be required under this Agreement or may be reasonably required to effect the intent of the Tenants in Common with respect to the Property, the Property Management Agreement or any loans encumbering the Property, including that certain loan evidenced by that certain Multifamily Note dated April 4, 2012 in the original principal amount of $20,100,000 issued by BR to CWCapital LLC and currently held by Fannie Mae, which loan has been assumed, on a joint and several basis with BR, by BELL (the "Existing Loan").

4.2           Additional Funds. Each Tenant in Common will be responsible for a pro rata share (based on each Tenant in Common's respective Interests, except as otherwise provided in the Property Management Agreement) of any future cash needed for any purpose in connection with the ownership, operation and maintenance of the Property as determined by the Tenants in Common (including under any budget applicable to the Tenants in Common) or by the Property Manager pursuant to the Property Management Agreement or as required by any loan secured by the Property, including the Existing Loan. In addition to the foregoing, in the event that any lender under financing secured by the Property, including the Existing Loan, elects to pursue one or more, but not all, of the Tenants in Common based on the joint and several liability of the Tenants in Common under such financing, then any Tenants in Common that paid (either in cash or through foreclosure of its Interest) in excess of its allocable share of the financing shall be entitled to reimbursement by the remaining Tenants in Common for any excess share paid by such Tenant in Common. Further, any Tenant in Common who breaches any of the recourse exceptions to the non-recourse nature of any such financing, including the Existing Loan, shall be liable to reimburse any other Tenant in Common (or party(ies) related thereto or owner(s) thereof) for any amounts paid by such other party (or if such other party likewise was responsible for such breach, then such Tenant in Common shall pay an amount equal to its allocable share thereof). To the extent any Tenant in Common fails to pay any such funds within fifteen (15) days after its receipt of notice that such additional funds are required, any other Tenant(s) in Common may loan any such funds to the nonpaying Tenant(s) in Common, who shall be liable on a fully recourse basis to repay the paying Tenant(s) in Common the amount of any such loan plus interest thereon at the rate of eighteen percent (18%) per annum (but not more than the maximum rate allowed by law) within thirty one (31) days of funding the loan. In addition, the Property Manager is hereby authorized and directed to pay the Tenant(s) in Common entitled to reimbursement the sum loaned (with interest thereon as provided above) out of future cash from operations or from the sale or refinancing of the Property or other distributions otherwise due the nonpaying Tenant(s) in Common pursuant to the Property Management Agreement. The remedies against a nonpaying Tenant in Common provided for herein are in addition to any other remedies that may otherwise be available, including by way of illustration, but not limitation, the right to obtain a lien against the Interests of the nonpaying Tenant in Common to the extent allowed by law and by any third party financing secured by the Property. By executing this Agreement, each Tenant in Common agrees (i) that any such short term loan will be made on a fully recourse basis, (ii) if such Tenant in Common is an entity that is, for federal tax purposes, disregarded, such loan shall be recourse to the owners of such disregarded entity, and (iii) to repay such loan within thirty-one (31) days of funding.

5.            Sale or Encumbrance of Property.

5.1           Approval. The taking of any of the Material Decisions regarding the Property set forth in Exhibit D attached hereto and incorporated herein shall be subject to the prior unanimous approval by the Tenants in Common. The Tenants in Common, by their execution hereof, shall be deemed to have approved the Existing Loan affecting the Property.

5.2           Distribution of Loan or Sales Proceeds. Notwithstanding any other provisions of this Agreement, proceeds of a loan or sale shall be distributed at the closing of the loan or the sale as set forth below.

5.2.1      To the extent necessary, the proceeds first shall be used to pay in full any loans encumbering title to the Property, including the Existing Loan.

5.2.2      The proceeds next shall be used to pay all outstanding costs and expenses incurred in connection with the holding, marketing, financing and/or sale of the Property.

5.2.3      To the extent necessary, the proceeds next shall be used to pay in full any unsecured loans made to the Tenants in Common with respect to the Property.

5.2.4      Any proceeds remaining shall be paid to each Tenant in Common in accordance with their respective Interests as provided in Section 3 above.

5.3           Purchase Rights. In the event that the Tenants in Common are unable to obtain unanimous approval of any Major Decision pursuant to Section 5.1 then either Tenant in Common may exercise the purchase rights set forth and described in Exhibit E attached hereto and incorporated herein.

6.             Possession. The Tenants in Common intend to lease the Property at all times. Accordingly, no Tenant in Common shall have the right to occupy or use the Property at any time during the term of this Agreement.

7.             Transfer or Encumbrance. Except as specifically provided in this Agreement and subject to compliance with any loan (and associated loan documents) secured by the Property, including the Existing Loan, each Tenant in Common may sell, transfer, convey, pledge, encumber or hypothecate the Interests or any part thereof, provided that (a) any transferee shall take such Interests subject to this Agreement and the Property Management Agreement, (b) the transferor and transferee shall execute and cause to be recorded an assignment and assumption agreement whereby (i) transferor assigns to transferee, to the extent of the Interests being transferred, all of its right, title and interest in and to this Agreement, and the Property Management Agreement; and (ii) transferee assumes and agrees to perform faithfully and to be bound by all of the terms, covenants, conditions, provisions and agreements of this Agreement and the Property Management Agreement with respect to the Interests to be transferred and (c) such transferor and transferee shall execute and cause to be recorded any related loan assumption agreements required by the lender under any financing secured by the Property, including the Existing Loan. Upon execution and recordation of such assumption agreements, the transferee shall become a party to this Agreement and the Property Management Agreement and any such financing without further action by the other Tenants in Common.

8.              Right of Partition. The Tenants in Common agree that any Tenant in Common (and any of its successors-in-interest) shall have the right, while this Agreement remains in effect, to have the Property partitioned, and to file a complaint or institute any proceeding at law or in equity to have the Property partitioned in accordance with, and to the extent provided by, applicable law. The Tenants in Common acknowledge and agree that partition of the Property may result in a forced sale by all of the Tenants in Common. To avoid the inequity of a forced sale and the potential adverse effect on the investment by the other Tenants in Common, the Tenants in Common agree that, as a condition precedent to filing a partition action, the Tenant in Common intending to file such action shall follow the buy-sell procedure set forth in Section 10. The right of partition reserved to each of the Tenants in Common under this Section 8 may, if required by the lender under any financing secured by the Property, be waived for the period expiring on the satisfaction of any such financing.

9.              Bankruptcy. To avoid the inequity of a forced sale and the potential adverse effect on the investment of the other Tenants in Common, the Tenants in Common agree that, as a condition precedent to entering into this Agreement, the Tenant in Common causing an Event of Bankruptcy (as defined below) shall follow the buy-sell procedure set forth in Section 10. The Tenants in Common agree that the following shall constitute an "Event of Bankruptcy'' with respect to any Tenant in Common (and in any of its successors-in-interests): if a receiver, liquidator or trustee is appointed for any Tenant in Common, if any Tenant in Common becomes insolvent, makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, if any petition for bankruptcy, reorganization, liquidation or arrangement pursuant to federal bankruptcy law, or similar federal or state law shall be filed by or against, consented to, or acquiesced in by, any Tenant in Common; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Tenant in Common then, upon the same not being discharged, stayed or dismissed within thirty (30) days thereof.

10.            Buy-Sell Procedure. Prior to the filing of a partition action in accordance with Section 8 or upon the occurrence of an Event of Bankruptcy in accordance with Section 9, the Tenant in Common filing such action or the subject of the Event of Bankruptcy (hereinafter, "Seller") shall first make a written offer ("Offer") to sell its undivided interest to the other Tenant in Common at a price equal to (a) the Fair Market Value (as defined below) of Seller's undivided interest minus (b) Seller's proportionate share of any selling, prepayment or other costs that would apply in the event the Property was sold on the date of the offer. The other Tenant in Common shall be entitled to purchase the selling Tenant in Common's interest in the Property. "Fair Market Value" shall mean the fair market value of Seller's undivided interest in the Property (reduced by liabilities secured by the Property or liabilities taken subject to) on the date the Offer is made as determined in accordance with the procedures set forth below. The other Tenant in Common shall have twenty (20) days after delivery of the Offer to accept the Offer. If the other Tenant in Common (the Tenant in Common electing to accept the Offer, "Purchaser") accept the Offer, Seller and Purchaser shall commence negotiation of the Fair Market Value within fifteen (15) days after the Offer is accepted. If the parties do not agree, after good faith negotiations, within ten (10) days, then each party shall submit to the other ·a proposal containing the Fair Market Value the submitting party believes to be correct ("Proposal"). If either Purchaser or Seller fails to timely submit a Proposal, the other party's submitted proposal shall determine the Fair Market Value. If both Purchaser and Seller timely submit Proposals, then the Fair Market Value shall be determined by final and binding arbitration in accordance with the procedures set forth below. Purchaser and Seller shall meet, telephonically or at a mutually agreeable location, within seven (7) days after delivery of the last Proposal and make a good faith attempt to mutually appoint a certified MAI real estate appraiser who shall have been active full-time over the previous five (5) years in the appraisal of comparable properties located in Hendersonville, Tennessee to act as the arbitrator. If Purchaser and Seller are unable to agree upon a single arbitrator, then Purchaser and Seller each, within five (5) days after the meeting, shall select an arbitrator that meets the foregoing qualifications. The two (2) arbitrators so appointed, within fifteen (15) days after their appointment, shall appoint a third arbitrator meeting the foregoing qualifications; provided, however, if one party fails to appoint an arbitrator in such period, then the one appointed arbitrator shall make such determination itself without the need for an additional, or third, arbitrator to be appointed or chosen. The determination of the arbitrator(s) shall be limited solely to the issue of whether Seller's or Purchaser's Proposal most closely approximates the fair market value. The decision of the single arbitrator or of the arbitrator(s) shall be made within thirty (30) days after the appointment of a single arbitrator or the third arbitrator, as applicable. The arbitrator(s) shall have no authority to create an independent structure of fair market value or prescribe or change any or several of the components or the structure thereof; the sole decision to be made shall be which of the parties' Proposals most closely corresponds to the fair market value of the Property. The decision of the single arbitrator or majority of the three (3) arbitrators shall be binding upon Purchaser and Seller. If Purchaser or Seller fails to appoint an arbitrator within the time period specified above, the arbitrator appointed by one of them shall reach a decision that shall be binding upon the parties. The cost of the arbitrators shall be paid equally by Seller and Purchaser. The arbitration shall be conducted in Wilmington, Delaware, in accordance with applicable Tennessee law, as modified by this Agreement. The parties agree that Federal Arbitration Act, Title 9 of the United States Code, shall not apply to any arbitration hereunder. The parties shall have no discovery rights in connection with the arbitration. The decision of the arbitrator(s) may be submitted to any court of competent jurisdiction by the party designated in the decision (i.e., New York, North Carolina, Delaware or Tennessee, as applicable). Such party shall submit to the applicable court having subject matter jurisdiction a form of judgment incorporating the decision of the arbitrator(s), and such judgment, when signed by a judge of such court, shall become final for all purposes and shall be entered by the clerk of the court on the judgment roll of the court. If either Purchaser or Seller refuses to arbitrate an arbitrable dispute and the party demanding arbitration obtains a court order directing the other to arbitrate, the party demanding arbitration shall be entitled to all of its reasonable attorneys' fees and costs in obtaining such order, regardless of which party ultimately prevails in the matter. BY EXECUTING THIS AGREEMENT, EACH TENANT IN COMMON AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY TENNESSEE LAW AND EACH TENANT IN COMMON KNOWINGLY GIVES UP ANY RIGHTS IT MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EACH TENANT IN COMMON GIVES UP ITS JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS .PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF TENNESSEE LAW. EACH TENANT IN COMMON'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. Once the Fair Market Value is determined, the Purchaser shall be obligated to acquire the Seller's Interest. The closing of the purchase shall occur at or through a mutually agreeable title company where the Property is located within thirty (30) days from the date a Fair Market Value is determined, whether by agreement or arbitration. Closing costs and prorations shall be allocated as is standard practice where the Property is located.

11.         General Provisions.

11.1         Mutuality; Reciprocity; Runs With the Land. All provisions, conditions, covenants, restrictions, obligations and agreements contained herein or in the Property Management Agreement are made for the direct, mutual and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Tenants in Common and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees and all other persons acquiring any undivided interest in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, "Successors"); shall create mutual, equitable servitudes and burdens upon the undivided interest in the Property of each Tenant in Common in favor of the interest of every other Tenant in Common; shall create reciprocal rights and obligations between the respective Tenants in Common, their interests in the Property, and their Successors; and shall, as to each of the Tenants in Common and their Successors operate as covenants running with the land, for the benefit of the other Tenants in Common pursuant to applicable law. It is expressly agreed that each covenant contained herein or in the Property Management Agreement (i) is for the benefit of and is a burden upon the undivided interests in the Property of each of the Tenants in Common, (ii) runs with the undivided interest in the Property of each Tenant in Common and (iii) benefits and is binding upon each Successor owner during its ownership of any undivided interest in the Property, and each owner having any interest therein derived in any manner through any Tenant in Common or Successor. Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein or in the Property Management Agreement, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement or the Property Management Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Tenants in Common agree that, subject to the restrictions on transfer contained herein, any Successor shall become a party to this Agreement and the Property Management Agreement upon acquisition of an undivided interest in the Property as if such person was a Tenant in Common initially executing this Agreement.

11.2         Binding Arbitration. Any controversy arising out of or related to this Agreement or the breach thereof or an investment in the interests shall be settled by arbitration in Wilmington, Delaware, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action pursuant to Tennessee law. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within 30 days following notice by one party that he desires that a matter be arbitrated. If there was no mediation and the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Wilmington, Delaware office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorney's fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by him or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within thirty (30) days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within thirty (30) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each Tenant in Common shall be entitled to discovery in accordance with Tennessee law.

11.3         Attorneys' Fees. If any action or proceeding is instituted between all or any of the Tenants in Common arising from or related to or with this Agreement, the Tenant in Common or Tenants in Common prevailing in such action or arbitration shall be entitled to recover from the other Tenant in Common or Tenants in Common all of its or their costs of action or arbitration, including, without limitation, reasonable attorneys' fees and costs as fixed by the court or arbitrator therein.

11.4         Entire Agreement. This Agreement, together with the Property Management Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

11.5         Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Tennessee without regard to choice of law rules.

11.6         Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought. The assumption of a new Tenant in Common of this Agreement through the acquisition of an undivided interest in the Property, whether pursuant to the execution of a new Tenants in Common Agreement with identical terms as this Agreement, the execution of a counterpart of this Agreement or the execution of an assignment and assumption instrument applicable to this Agreement, shall not constitute a modification of this Agreement requiring the consent to, or execution of, such instrument by the other Tenants in Common under this Agreement.

11.7         Notice and Payments. Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the Tenants in Common at the addresses specified below or in any instrument effecting an assignment and assumption hereof. Any party hereto from time to time, by written notice to the others, may designate a different address that shall be substituted for the one above specified. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

11.8         Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns and legal representatives of the parties hereto.

11.9         Term. This Agreement shall commence as of the date of recordation and shall terminate at such time as the Tenants in Common or their successors-in-interest or assigns no longer own the Property as tenants-in common. In no event shall this Agreement continue beyond December 31, 2030.

11.10       Waivers. No act of any Tenant in Common shall be construed to be a waiver of any provision of this Agreement, unless such waiver is in writing and signed by the Tenant in Common affected. Any Tenant in Common hereto may specifically waive any breach of this Agreement by any other Tenant in Common, but no such waiver shall constitute a continuing waiver of similar or other breaches.

11.11       Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

11.12       Severability. If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

11.13       Securities Laws. THE UNDIVIDED INTERESTS IN THE PROPERTY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF ANY OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

11.14        Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

11.15        Subordination.

11.15.1         The Tenants in Common have previously obtained and/or assumed the Existing Loan As security for the Existing Loan, the Tenants in Common have executed and delivered a first deed of trust in favor of the holder of the Existing Loan ("Security Instrument"). The Security Instrument, the Multifamily Note evidencing the Existing Loan ("Note"), and all other documents and instruments existing now or after the date hereof, evidencing, securing, or otherwise relating to the Existing Loan or the Property or any other collateral for the Existing Loan including any assignment of leases and rents, other assignments, security agreements, financing statements, guaranties, indemnity agreements (including environmental indemnity agreements), letters of credit, or escrow/holdback or similar agreements or arrangements, together with all amendments, modifications, substitutions or replacements thereof, are herein collectively referred to as the "Loan Documents".

11.15.2     The Security Instrument, and any renewals and extensions thereof, shall unconditionally be and remain at all times a lien on the Property prior and superior to this Agreement and all rights, privileges, duties and obligations of BR and BELL hereunder. This Agreement and all rights, privileges, duties and obligations of BR and/or BELL hereunder shall be and hereby are subjected and subordinated to the Note, the Security Instrument, and the other Loan Documents, including, without limitation, all indebtedness, and any interest, fees, costs or expenses thereon due or to become due to the holder thereof under the Note, Security Instrument or any other Loan Document. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Loan Documents, the terms and provisions of the Loan Documents shall prevail. Nothing contained herein, however, shall obligate either BR or BELL with respect to any of the Loan Documents which is not applicable to such respective party.

11.16    Memorandum. The Tenants in Common acknowledge and agree that they will execute and record the Memorandum of Tenants in Common Agreement in the land records of Sumner County, Tennessee in the form of Exhibit C attached hereto in lieu of the recordation of the Tenants in Common Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TENANTS IN COMMON:

BELL BR WATERFORD CROSSING JV, LLC, a Delaware
limited liability company

By:	BR Waterford JV Member, LLC, a Delaware limited liability company, its manager

By:	/s/ Jordan Ruddy
Jordan Ruddy, Authorized Signatory

BELL HNW WATERFORD, LLC, a Delaware limited liability company

By:	Bell HNW Nashville Portfolio, LLC, a North Carolina limited liability company. Its Sole Member and Manager

By:	Bell Partners, Inc., a North Carolina corporation, its Manager

By:	/s/ Jonathan D. Bell
Name:	Jonathan D. Bell
Title:	President

EXHIBITS

Exhibit "A"	Description of the Property

Exhibit "B"	Tenants in Common and Percentage Interests

Exhibit "C"	Memorandum of Tenants in Common Agreement

Exhibit “D”	Decisions Requiring Unanimity

EXHIBIT "A"

Description of Property

EXHIBIT "B"

Tenants in Common and Percentage Interests

Tenants in Common	Percentage Interest

BELL BR WATERFORD CROSSING JV, LLC	60%
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan Ruddy

BELL HNW WATERFORD, LLC	40%
c/o Bell Partners, Inc.
300 N. Greene Street, Suite 1000, Greensboro, NC 27401
Attn: _________________________

EXHIBIT C

FORM OF MEMORANDUM OF TENANTS IN COMMON AGREEMENT

RECORDING REQUESTED BY	)
WHEN RECORDED MAIL TO:	)
)
Bluerock Real Estate, LLC	)
712 Fifth Avenue, 9th Floor
New York, NY 10019)
Attention: Michael Konig	)
Above Space for Recorder's Use

MEMORANDUM OF TENANTS IN COMMON AGREEMENT

THIS MEMORANDUM OF TENANTS IN COMMON AGREEMENT (the "Memorandum") is dated as of December 3, 2014, by and between BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company ("BR"), and BELL HNW WATERFORD , LLC, a Delaware limited Liability company ("BELL") (together with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a "Tenant in Common" or collectively as the "Tenants in Common").

A.           The Tenants in Common have entered into that certain Tenants in Common Agreement dated of even date hereof (the "TIC Agreement"), pertaining to certain real property more particularly described on Exhibit A attached hereto (the "Property'').

B.           The Tenants in Common have previously obtained or assumed a loan in the original principal amount of $20,100,000 from CWCapital LLC, which loan has been assigned to Fannie Mae ("Lender") for the financing of the Property ("Loan") and, in connection therewith, entering into various documents evidencing and securing the Loan (the "Loan Documents"), including but not limited to the deed of trust previously recorded as a lien against the Property (the "Security Instrument").

C.           This Memorandum is made and entered into solely for the purpose of providing notice of the TIC Agreement to all third parties.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tenants in Common hereby declare and agree:

1.          The Tenants in Common hereby created a tenancy-in-common in order to coordinate all actions taken with respect to the Property pursuant to the terms and provisions of the TIC Agreement. The TIC Agreement is hereby incorporated by this reference as if set forth herein in full.

2.          The Tenants in Common have subordinated and hereby expressly subordinate the TIC Agreement to the Loan Documents, including the lien established pursuant to the Security Instrument.

3.          All communications with the Tenants in Common under this Agreement, including any inquiries regarding the specific terms of the TIC Agreement, should be addressed to Bluerock Real Estate, LLC, 712 Fifth Avenue, 9th Floor, New York, NY 10019 Attn. Michael Konig.

4.          To the extent of any inconsistency between the terms of the TIC Agreement and this Memorandum, the terms of the TIC Agreement shall prevail and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON THE FOLLOWING PAGES.]

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date set forth above.

TENANTS IN COMMON:

BELL BR WATERFORD CROSSING JV, LLC, a Delaware
limited liability company

By:	BR Waterford JV Member, LLC, a Delaware limited liability company, its manager

By:	Jordan Ruddy, Authorized Signatory

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared Jordan Ruddy, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who, upon oath, acknowledged that he/she is the Authorized Signatory of BR Waterford JV Member, LLC, a Delaware limited liability company, in the limited liability company's capacity as Manager of BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company, the within named bargainor, and that he/she as such Authorized Signatory, being authorized to do, executed the within instrument for the purposes therein contained by signing the name of the company hereto.

Witness my hand and seal, at office in New York, New York, this                   day of November, 2014.

Notary Public

My Commission Expires:

BELL HNW WATERFORD, LLC, a Delaware limited liability company

By:	Bell HNW Nashville Portfolio, LLC, a North Carolina limited liability company, its Sole Member and Manager

By:	Bell Partners, Inc., a North Carolina corporation, its Manager

By:
Name:
Title:

STATE OF NORTH CAROLINA	)
COUNTY OF ________________	)

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared__________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who, upon oath, acknowledged that he/she is the _____________________ of Bell Partners, Inc., a North Carolina corporation, in the corporation's capacity as Manager of Bell HNW Nashville Portfolio, LLC, a North Carolina limited liability company, the sole member and manager of Bell HNW Waterford, LLC, a Delaware limited liability company, the within named bargainor, and that he/she as such ______________________, being authorized to do, executed the within instrument for the purposes therein contained by signing the name of the company hereto.

Witness my hand and seal, at office in ______________, North Carolina, this ______________ day of November, 2014.

Notary Public

My Commission Expires:

EXHIBIT A

LEGAL DESCRIPTION

Beginning at a PK nail (old) in the easterly right of way line of Sanders Ferry Road (right of way varies), 15 feet from the centerline of said road and a common corner of the subject tract and the Corps of Engineering Property, U.S.A.;

Thence with said Corps of Engineering, South 72°07'49" West, 223.44 feet to an Army Corp property line marker, being a common comer of the subject tract, said Corps of Engineering and the Central Baptist Church of Hendersonville, as recorded in Deed Book 266, page 837, R.O.S.C.;

Thence with said Church, North 85°29'14" West, 698.24 feet to an iron rod (old), being a common corner of the subject tract and said Church;

Thence South 4° 37' 59" West, 147.00 feet to a point, being on a westerly line of said Church and a common comer of the subject tract and said future development of The Grove at Waterford Crossing Phase Two;

Thence, a new line, for the following twelve courses:

1)  North 85° 28' 30" West, 293.77 feet to a point; thence

2)  North 04° 30' 46" East, 95.19 feet to a point; thence

3)  North 85° 29' 14" West, 162.89 feet to a point; thence

4)  Along an arc of a curve to the right with a radius of 34.00 feet, a length of 51.08 feet, a chord bearing of North 42° 26' 59" West, and a chord length of 46.41 feet to a point; thence

5)  Along an arc of a curve to the left with a radius of 3.00 feet, a length of 4.51 feet, a chord bearing of North 42° 26' 59" West and a chord length of 4.09 feet to a point; thence

6)  North 85° 29' 14" West, 31.21 feet to a point; thence

7)  North 4° 53' 27" East, 329.94 feet to an iron rod (new); thence

8)  South 86° 11' 16" East, 317.86 feet to an iron rod (new); thence

9)  North 3° 48' 55" East, 93.86 feet to an iron rod (new); thence

10)  South 86° 12' 40" East, 136.67 feet to an iron rod (new); thence

11)  Along an arc of a curve to the left with a radius of 676.00 feet a length of 592.86 feet a chord bearing of North 83° 20' 48" East, and a chord length of 574.04 feet to an iron rod (new); thence

12)  North 58° 22' 23" East, 65.78 feet to an iron rod (new), being a common comer of the subject tract and said McClung Property, also being on said easterly right of way of Sanders Ferry Road;

Thence with said Easterly right of way of Sanders Ferry Road for the following three courses:

1)  South 30° 39' 53" East, 212.82 feet to a PK nail (old); thence

2)  South 30° 37' 38" East, 217.82 feet to a PK nail (old); thence

3)  South 31° 38' 08" East, 162.00 feet to the point and place of beginning,

Containing 579,275 square feet or 13.298 acres, more or less.

Said description is according to a survey prepared by H and H Land Surveyors, Inc., Michael V. Holmes RLS #213, dated April 8, 2008, Job No. 2006-234.

Being part of the same property conveyed to MACK H. MCCLUNG, by deed from JOHN S. MARTIN AND JAMES G. MARTIN, III, of record in Record Book 2567, page 239, dated August 4, 2006, said Register's Office. And being further conveyed to MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, by Quitclaim Deed from MACK H. MCCLUNG, of record in Record Book 2950, page 468, dated April 18, 2008, said Register's Office. And also being further conveyed to THE GROVE AT WATERFORD CROSSING, LLC, A DELAWARE LIMITED LIABILITY COMPANY, by deed from MCCLUNG FAMILY PARTNERS, LLC, A TENNESSEE LIMITED LIABILITY COMPANY, of record in Record Book 2950, page 470, dated April 18, 2008, said Register's Office. And being further conveyed to BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company, by deed from THE GROVE AT WATERFORD CROSSING, LLC, a Delaware limited liability company, of record in Record Book 3560, page 777, dated April 4, 2012, in said Register's Office, and in Record Book 3560, page 784, dated April 4, 2012, in said Register's Office.

Together with the beneficial rights contained in the Easement Agreement of record in Record Book 3236, page 822, said Register's Office, as amended by an Amendment to Easement Agreement of record in Book 3560, page 766, said Register's Office.

EXHIBIT D

DECISIONS REQUIRING UNANIMITY

DECISIONS REQUIRING UNANIMITY Notwithstanding any powers delegated to the Property Manager, or any provision in this Agreement to the contrary, the following powers are expressly reserved to the Tenants in Common, and the unanimous affirmative vote of BR and Bell shall be required to approve any such action (each, a "Major Decision"):

(i)          any loan to be secured by the Property, including any refinancing, material amendment, material modification or extension of the Existing Loan;

(ii)         any sale of the Property (as an entirety) or any action reasonably intended to accomplish same, including but not limited to entering into any contract of sale or binding or non-binding term sheet, marketing the Property for sale, selecting or engaging any broker or anyone else for the purpose of selling or marketing the Property, releasing Property information to any broker or anyone else for the purpose of selling or marketing the Property, giving, granting or undertaking any options, rights of first refusal, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets;

(iii)        enter into any transaction with an affiliate of any Tenant in Common (except the initial entry into the Property Management Agreement. Subject to the remaining terms of this clause (iii) the Tenants in Common shall have equal approval rights with respect to any change in management of the Property with respect to the property management functions (i.e. any modification or amendment of the Property Management Agreement; provided however, termination of such agreement shall be solely subject to the terms thereof). For the avoidance of doubt, except as set forth in this clause (iii) no other affiliates of Bell may be engaged to provide goods or services to the Property except (i) upon terms which are competitive at that time in the relevant market and (ii) after giving notice to and with the prior written approval of BR of such contract or payments. Further, in the event of a material default with respect to any agreement between the Tenants in Common and any affiliate of Bell, which material default is not cured within the time frame allotted under such agreement, only BR shall be authorized to take action with respect to remedies on behalf of the Tenants in Common relative to such defaulted agreement, including the right to terminate the applicable agreement and to solicit bids for any replacement vendor with respect to the services being performed under the defaulted agreement. In the event that BR obtains bids or proposals for any replacement vendor that are satisfactory to BR, BR shall submit such bids or proposals to Bell for approval, which shall not be unreasonably withheld, conditioned or delayed. If Bell fails to so approve any such bids or proposals within fifteen (15) days thereafter, such failure to agree shall constitute a failure to agree on a Major Decision;

(iv)        any acquisition by the Tenants in Common by purchase, ground lease or otherwise, of any real property or other material asset, or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non- refundable) in connection therewith;

(v)         any taking of any action by the Tenants in Common that is reasonably likely to result in any Tenant in Common or any of its affiliates having individual liability under any so called "bad boy" guaranties or similar agreements provided to third party lenders in respect of financings relating to the Property which provide for recourse as a result of willful misconduct, fraud or gross negligence or for failure to comply with the covenants or any other provisions of such "bad boy" guaranties (each, a "Non-Recourse Carveout Guaranty");

(vi)        any decision of "Owner" with respect to approval or amendment of any "Budget" as those terms are defined and used in the Property Management Agreement.

(vii)       any amendment, modification, or termination of this Agreement, the Property Management Agreement;

(viii)      except as otherwise set forth in the approved Budget, making a call for additional capital with respect to the Property;

(viii)      acquiring, modifying, amending, or terminating any insurance policy with respect to the Property, other than in conjunction with any policies the cost of which was included in the Budget and other than any policies necessary to respond to any requirements of a lender under a loan, including the Existing Loan.

EXHIBIT E

PURCHASE RIGHTS

(a)          Availability of Rights. At any time that the Tenants in Common are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Tenant in Common to the other Tenant in Common indicating an intention to exercise rights under this Exhibit E, either Tenant in Common has the right to initiate the provisions of this Exhibit E. Further, at any time that the Tenants in Common are unable to agree on a decision to terminate the Property Management Agreement pursuant to its terms, and such failure to agree has continued for fifteen (15) days after written notice from BR to Bell, BR, and only BR, has the right to initiate the provisions of this Exhibit E. The rights provided in this Exhibit E shall not be available to any Tenant in Common and shall be unenforceable to the extent that the exercise of rights and attendant transfer of Interest violate any applicable document evidencing or securing a loan, including the Existing Loan, and any such transfer, if made, shall be void ab initio.

(b)          Exercise. The Tenant in Common wishing to exercise its rights pursuant to this Exhibit E (the "Offeror") shall do so by giving notice to the other Tenant in Common (the "Offeree") setting forth a statement of intent to invoke its rights under this Exhibit E, stating therein the aggregate dollar amount (the "Valuation Amount") that the Offeror would be willing to pay for the Property as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of the Property (including proposals for the formation of a new entity for the ownership and operation of the Property).

(c)          Offeree Response. After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Tenants in Common had sold the Property for the Valuation Amount on the Closing Date and the Tenants in Common had immediately paid all Property level liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Tenants in Common pursuant to Section 3 of the Agreement, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Tenants in Common had sold the Property for the Valuation Amount on the Closing Date and the Tenants in Common had immediately paid all Property level liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Tenants in Common pursuant to Section 3 of the Agreement. The Offeree shall have thirty (30) days from the giving of the Offeror's notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror's Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above.

(d)          Earnest Money. Within five (5) business days after an election has been made or deemed made under clause (c), the acquiring Tenant in Common shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Tenant in Common is entitled to receive for its Interest under this Exhibit E, which amount shall be applied to the purchase price at closing. If the acquiring Tenant in Common should thereafter fail to consummate the transaction for any reason other than a default by the selling Tenant in Common or a refusal by any lender with respect to the Property who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Tenant in Common, free of all claims of the acquiring Tenant in Common, as liquidated damages and constituting the sole and exclusive remedy available to the selling Tenant in Common because of a default by the acquiring Tenant in Common or (B) the selling Tenant in Common may, by delivering to the acquiring Tenant in Common written notice thereof, elect to buy the acquiring Tenant in Common's entire Interest for an amount equal to the amount the acquiring Tenant in Common would have been entitled to receive if the Tenants in Common had sold the Property for the Valuation Amount and the Tenants in Common had immediately paid all Property level liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Tenants in Common pursuant to Section 3, in which case, the Closing Date therefor shall be the date specified in the selling Tenant in Common's notice, and (ii) if the acquiring Tenant in Common was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Tenant in Common to buy the selling Tenant in Common's Interest shall be twenty percent (20%) of the amount the selling Tenant in Common is entitled to receive for its Interest in connection with such future election.

(e)          Closing. The closing of an acquisition pursuant to this Exhibit E shall be held at the principal place of business of the holder of the earnest money on a mutually acceptable date (the "Closing Date") not later than sixty (60) days (or, if the Offeree is the acquiring Tenant in Common, ninety (90) days) after an election has been made or deemed made under clause (c). As a precondition to the closing, (A) the acquiring Tenant in Common shall work in good faith with the selling Tenant in Common to remove completely the selling Tenant in Common or any affiliate of the selling Tenant in Common that is a party to any Non-Recourse Carveout Guaranty (a "Selling TIC Carveout Guarantor") from that Non-Recourse Carveout Guaranty contemporaneously with the closing, including by means of substituting a replacement for the Selling TIC Carveout Guarantor and (B) to the extent that the acquiring Tenant in Common and selling Tenant in Common are not able to remove the Selling TIC Carveout Guarantor completely from the Non-Recourse Carveout Guaranty contemporaneously with the closing, the acquiring Tenant in Common or an affiliate of the acquiring Tenant in Common (in either case whose financial strength and creditworthiness shall be reasonably acceptable to the Selling TIC Carveout Guarantor) shall provide an indemnity to the Selling TIC Carveout Guarantor commensurate with the Selling TIC Carveout Guarantor's remaining exposure under the Non-Recourse Carveout Guaranty for liabilities and losses that are the result of the acts or omissions of the acquiring Tenant in Common or any affiliates of the acquiring Tenant in Common; provided, however, that in any event, the Selling TIC Carveout Guarantor shall remain liable for any liabilities or losses arising under the Non-Recourse Carveout Guaranty for acts or omissions prior to the closing other than those liabilities or losses caused by the acts or omissions of the acquiring Tenant in Common or its affiliates ("Prior Acts"), and if the Selling TIC Carveout Guarantor is removed from the Non-Recourse Carveout Guaranty with respect to Prior Acts, then the Selling TIC Carveout Guarantor shall execute a backstop indemnity agreement acceptable to the acquiring Tenant in Common and any affiliate of the acquiring Tenant in Common that is a party to the Non-Recourse Carveout Guaranty (the "Acquiring Indemnitees") indemnifying each of the Acquiring Indemnitees from liabilities and losses arising from Prior Acts.

At such closing, the following shall occur:

The selling Tenant in Common shall assign to the acquiring Tenant in Common or its designee the selling Tenant in Common's Interest in accordance with the instructions of the acquiring Tenant in Common, and shall execute and deliver to the acquiring Tenant in Common all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f)          Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Tenants in Common set forth in this Exhibit E is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Tenant in Common to comply fully with such obligations, and (ii) the uniqueness of the Tenants in Common relationships. Accordingly and except as provided in clause (a), each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

6177110-4 033882.00182

Exhibit D

TAX MATTERS

6165928-6 033882.00182

Exhibit D

Agreement Regarding Tax Matters (Bell)

This Agreement Regarding Tax Matters (the "Agreement") is hereby made by and among Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company (the "Company"), BR Waterford JV Member, LLC, a Delaware limited liability company ("Bluerock"), and BR Waterford JV Minority Member, LLC a Delaware limited liability company ("BR Newco"), and Bell HNW Nashville Portfolio, LLC, a North Carolina limited liability company ("Bell" and, together with Bluerock and BR Newco, the "Members"), each of which are Parties to the Redemption Agreement dated as of November , 2014 (the "Redemption Agreement") that relate to the redemption of one hundred percent of the Interests in the Company owned by Bell. This Agreement constitutes part of the Redemption Agreement and shall be effective as if restated in the Redemption Agreement in its entirety. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Redemption Agreement.

Pursuant to the Redemption Agreement, the Company will redeem one hundred percent (100%) of Bell's right, title and interest in and to the Company (the "Redeemed Interest"), in exchange for the transfer of a direct fee ownership interest in the Property to Bell HNW Waterford, LLC, a Delaware limited liability company and wholly owned subsidiary of Bell (the "Bell SPE"), and in connection with such redemption, Bell will cease to be a Member of the Company (the "Redemption").

The Parties hereby agree as follows relating to certain tax matters and procedures following the Redemption.

1.	Liability for Taxes. Subject to the provisions of Sections 4(a) and (b) of the Redemption Agreement:

a.	with respect to any federal or state income taxes (including any amounts of such taxes that are required to be withheld by the Company) or similar taxes that are required to be reported and paid by Members on their allocable shares of Company income or gain, each of the Members shall be solely liable for, and shall timely report and remit, any taxes attributable to such items, and, to the fullest extent permitted by law, shall indemnify and hold the other Parties completely harmless from any such taxes as provided in Section 4(b) of the Redemption Agreement;

b.	with respect to any ad valorem, franchise or other taxes that are assessed against the Company or the Property, and not the respective Members, which are attributable to periods (or portions thereof) ending on or before the Effective Date ("Pre-Closing Taxes"), the Members shall be responsible for such Pre-Closing Taxes in accordance with their Ownership Percentages as in effect immediately prior to the Redemption; and

c.	with respect to any other taxes arising out of, related to or otherwise attributable to the Company or its operations, assets or subsidiaries for periods (or portions thereof) beginning after the Effective Date ("Post-Closing Taxes"), the Company shall be solely responsible for such Post-Closing Taxes.

2.	Tax Matters Partner. The Parties acknowledge that prior to the Effective Date, Bell has served as Tax Matters Partner for the Company, and the Parties further acknowledge and agree as follows:

a.	the Company and the continuing Members shall amend the Operating Agreement effective immediately following the Effective Date to designate or reconfirm BR Waterford JV Member, LLC as the sole Manager of the Company, and that person or entity shall file the appropriate documentation to become Tax Matters Partner of the Company for all prior and future periods; and

b.	notwithstanding the foregoing, with respect to (I) any taxable periods (or portions thereof) ending before the Effective Date ("Pre-Closing Periods"), and (II) any taxable period that begins before and ends after the Effective Date, including, without limitation, the taxable year ending December 31, 2014 ("Straddle Periods"), Bell shall have the following rights and the Company and the continuing Members shall provide, and shall cause the Tax Matters Partner of the Company to provide, the following to Bell:

i.            the right to review and reasonably consent to tax returns;

ii.         the right to review and consult with the Tax Matters Partner and the Company's independent accountants or other tax return preparers prior to any filing, submission or response to a taxing authority;

iii.         the right to have a representative present at any meeting (whether such meetings are conducted in person or by conference call) involving the Company and a taxing authority;

iv.         the right to prior notice and consent to any proposed settlement of a tax audit or contest;

v.           the right to prior notice and consent of any election or change in elections that could have the effect of increasing taxable income or gain, or reducing taxable loss or deduction, in a Pre-Closing or Straddle Period; and

vi.         the right to assume control, at Bell's expense, of any tax audit or contest.

3.	Tax Returns. The Parties agree as follows:

a.	the Manager of the Company shall prepare (or cause to be prepared), and timely file all tax returns of the Company with respect to any Pre-Closing Period and any Straddle Period; provided, however, that any such tax returns shall be subject to prior review and consent by Bell. Such tax returns shall be prepared in a manner consistent with past practice, except as otherwise required by law.

b.	the Manager of the Company shall prepare (or cause to be prepared), and timely file all tax returns of the Company with respect to any periods (or portions thereof but excluding Straddle Periods) beginning after the Effective Date ("Post-Closing Periods"); provided, however, that any such tax returns shall be subject to prior review and consent by Bell if a Post-Closing Period tax return might reasonably have the effect of increasing taxable income or gain, or reducing Bell's share of loss or deduction, for any Pre-Closing Periods or Straddle Periods;

c.	Bell shall have the right to review and approve any amended tax returns that relate to Pre-Closing Periods or Straddle Periods, or any amended tax returns for Post-Closing Periods which could have the effect of increasing taxable income or gain, or reducing taxable loss or deduction, in a Pre-Closing or Straddle Period;

d.	in the event a Party has the right to review and consent to a tax return, the return shall be delivered to such Party for its review at least 30 days prior to the date on which such tax return is required to be filed. If the reviewing Party disputes any item on such tax return, it shall notify the other party of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant tax return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Bell and the Company. The fees and expenses of such accounting firm shall be borne equally by Bell and the Company.

4.	Tax Audits & Contests. The Parties agree as follows:

a.	Bell has the right to receive timely notice of, review, participate in and consent to the following with respect to any Pre-Closing Period or Straddle Period, or any Post- Closing Period but only to the extent that any such inquiries, audits or contests for Post-Closing Periods might reasonably have the effect of increasing taxable income or gain, or reducing loss or deduction, for any Pre-Closing Periods or Straddle Periods:

i.    notices, assessments, inquiries, filings, submissions and responses involving any taxing authorities;

ii.   proposed settlements or extensions of any applicable statutes of limitation with any taxing authority;

iii.  audits, assessments and tax contests;

b.	Bell shall have the right, in its sole discretion, to control any tax audits or contests, at Bell's expense, that could have the effect of increasing taxable income or gain, or reducing taxable loss or deduction, in a Pre-Closing or Straddle Period.

5.	Cooperation. The Parties agree that they will, at all times after the Effective Date, cooperate reasonably and in good faith to permit the respective parties to comply with their respective obligations relating to the filing of tax returns, the payment of taxes, and the preparation, prosecution, defense or conduct of any audit or tax contest, including, but not limited to, furnishing or causing to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company or its operations, assets or subsidiaries as is reasonably requested for the filing of any tax returns and the preparation, prosecution, defense or conduct of any audit or tax contest.